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                                                            EXHIBIT 8




                                                         CONFIDENTIAL
                                              FOR SETTLEMENT PURPOSES




     AGREEMENT, DATED AUGUST 16, 1994, BETWEEN CURTICE-BURNS
     FOODS, INC. ('CURTICE BURNS') AND PRO-FAC COOPERATIVE,
     INC. ('PRO-FAC').

     The parties have agreed to arbitrate certain disputes arising under the Integrated Agreement, dated June 27, 1992, between them.

     Accordingly, the parties agree as follows:

     1. This Agreement shall become effective upon the effectiveness of a merger agreement that provides for the purchase by Pro-Fac (or a subsidiary of Pro-Fac) of Curtice Burns. Upon the execution of this Agreement, the arbitrators promptly will be informed of the terms of this Agreement. In the event no such merger agreement is signed on or before December 31, 1994 (as such date may be extended in writing by the parties), this Agreement shall never become effective and shall be for all purposes null and void. Until its effectiveness, this Agreement shall not create, amend, abrogate or discharge any rights or obligations of any party and shall be treated as for settlement purposes only; discussing or entering into this Agreement shall not be used by either party as evidence of a reasonable timetable.

     2. The parties agree to the schedule for the conduct of the arbitration as set forth on the annex to this Agreement, subject to each party's right to seek extension of time from the arbitrators for exceptional cause. The schedule set forth on the annex sets forth generally the steps required for the entry of an arbitration award and is not intended to identify all possible actions or requests; however, any supplemental steps, actions or requests must be taken or made in a manner consistent with the completion of the arbitration on the schedule set forth on the annex. The parties agree to jointly instruct the arbitrators to render a decision expeditiously, but no later than three weeks following the conclusion of the hearing.


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                                               2



     3. The parties agree that each will pay the costs and expenses of its selected arbitrator and the parties will split equally the costs of the third arbitrator. The parties agree to share equally the costs of daily transcripts of depositions and the arbitration hearings.
Each party will otherwise pay its own expenses.

     4. The arbitration proceeding will be conducted in New York City in the offices of the parties' respective counsels on alternate weeks. The parties will instruct the arbitrators to be available, to the extent practicable, to conduct the hearing until completion during consecutive weeks, for not less than four days per week.

     This Agreement has been duly executed by the undersigned.


                       CURTICE-BURNS FOODS' INC.


                       By /s/ J. William Petty
                          ------------------------
                       PRO-FAC COOPERATIVE, INC.


                       By /s/ Roy A. Myers
                          ------------------------
                          General Manager




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                         Schedule


Commencing upon signing Merger Agreement
- ----------------------------------------
Within 1 week of signing    Serve initial document requests

Within 3 weeks of signing   Serve objections to document
                            requests

Within 4 weeks of signing   Complete production of
                            documents

Within 6 weeks of signing   Provide witness list

Within 8 weeks of signing   Serve notices of non-expert
                            depositions


Commencing upon the termination of the Merger Agreement (but not before the end of the eighth week after signing)
- --------------------------------------------------------------

Within 1 month of termination      Exchange expert reports
                                   (consistent with the
                                   requirements for experts'
                                   statements set forth in
                                   Rule 26(a)(2)(B))

Within 6 weeks of termination      Complete depositions,
                                   including of experts

Within 2.5 months of termination   Submit pre-trial briefs and
                                   motions

Within 3.5 months of termination   Complete hearing